EXHIBIT 99.1

P R E S S R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Curtis

Vice President, Corporate Affairs

Rewards Network Inc.

(312) 521-6754

Rewards Network Inc. Reports First Quarter Results

Chicago, IL April 27, 2006 — Rewards Network Inc., (AMEX: IRN) a leading provider of marketing services and loyalty programs to the restaurant industry, today reported its financial results for the first quarter ended March 31, 2006.

Total sales for the quarter amounted to $67.6 million, a 9.6 percent decrease from the prior year’s first quarter sales of $74.8 million. Marketing Credits Program sales declined 9.7 percent to $62.6 million, driven by a 16.2 percent decrease in merchant count. Marketing Services Program sales declined 8.6 percent to $5.0 million, due to the impact of more favorable terms to merchants, partially offset by a 42.4 percent increase in merchant count.

Total operating revenues for the quarter amounted to $23.4 million, an increase of 43.0 percent compared with $16.3 million in the first quarter last year. The increase in operating revenues was primarily a result of a lower provision for losses and lower member benefits. The provision for losses was significantly lower than the prior year period due to lower net write-offs and a lower overall reserve requirement due to a decrease in the dining credits portfolio between periods.

Net income for the three months ended March 31, 2006 was $1.8 million or 7 cents per diluted share compared with a net loss of $3.7 million or 14 cents per share for the three months ended March 31, 2005.

“After several quarters of executing against our plans, we are now beginning to see the results,” said Ronald L. Blake, Rewards Network’s President and Chief Executive Officer. “With consistent execution against our priorities, over time we should return Rewards Network to sustainable, profitable growth.”

The Company adopted the revised Statement of Financial Accounting Standards No. 123 – Share-Based Payment, effective January 1, 2006. Total after-tax stock-based compensation expense was $0.2 million during the first quarter of 2006.

The Company has included a summary of selected items affecting comparability between periods. Refer to the Reconciliation of Pro Forma Net Income included in this news release for a list of such items and their impact on the Company’s financial performance.

Webcast Information

Management will host a conference call at 5:00 pm Eastern Time on Thursday, April 27, 2006. Participants are invited to join a live webcast of the call, which may be accessed by visiting the Investor Relations section of the Rewards Network website at www.rewardsnetwork.com. The webcast is also available at www.streetevents.com and www.earnings.com. Participants should log on at least 10 minutes prior to the webcast to register and download any necessary software. If you are unable to participate during the live webcast, a replay of the call will be archived on the Company’s website. Alternatively, a dial-in replay is available through May 11, 2006, by dialing 1-888-843-8996 or 1-630-652-3044, using the conference ID number, 14443431.

About Rewards Network

Rewards Network (AMEX: IRN), headquartered in Chicago, Illinois, is a leading provider of marketing services and loyalty programs to the restaurant industry. In conjunction with leading airline frequent flyer programs, club memberships, and other affinity organizations, Rewards Network provides millions of members with incentives in a wide range of benefit currencies, including airline miles, loyalty/reward program points, and Cashback RewardsSM savings. Thousands of restaurants and other merchants participate in Rewards Network programs throughout the United States and Canada. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Non-GAAP Financial Information

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) included within this press release, Rewards Network has provided certain non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data. The attached supplemental data includes pro-forma net income, which is net income excluding certain non-recurring expenses identified by management. The Corporation’s management believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Corporation’s business and ongoing financial performance because it provides a better comparison of period to period performance by removing the impact of fluctuations in net income caused by non-recurring items. Management also uses this information for financial planning. Investors should use these non-GAAP financial measures in addition to, and not in replacement of, the GAAP financial measures presented in the Corporation’s press release. Additionally, non-GAAP financial measures as presented by Rewards Network may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (ii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (iii) our minimum purchase obligations and performance requirements, (iv) our inability to attract and retain restaurants, (v) our inability to attract and retain members, (vi) adverse consequences of changes in our programs that affect the rate of rewards received by members, (vii) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (viii) changes to payment card association rules and practices, (ix) our dependence upon our relationships with payment card issuers, transaction

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processors, presenters and aggregators, (x) network interruptions or processing errors, (xi) our susceptibility to a changing regulatory environment, (xii) increased operating costs due to privacy concerns of our marketing partners, payment card processors and the public, (xiii) the failure of our security measures, (xiv) our susceptibility to restaurant credit risk, (xv) economic changes, (xvi) an adverse change in our loss experience related to dining credits, (xvii) the loss of key personnel, (xviii) adverse determination of lawsuits in which we are a defendant that may result in liability and/or adversely impact the way in which we conduct business, (xix) increasing competition, (xx) our inability to obtain sufficient cash, and (xxi) the failure of our expansion into Canada. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the company’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

April 27, 2006	Page 3 of 7

Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three months ended March 31,
	2006	%	2005	%
Sales	$67,602	100.0%	$74,764	100.0%
Cost of sales	35,286	52.2%	37,561	50.2%
Provision for losses	447	0.7%	8,496	11.4%
Member benefits	9,088	13.4%	13,153	17.6%

Net revenues	22,781	33.7%	15,554	20.8%
Membership fees and other income	575	0.9%	783	1.0%

Total operating revenues	23,356	34.5%	16,337	21.9%

Operating expenses:
Salaries and benefits	5,861	8.7%	5,235	7.0%
Sales commission and expenses	4,948	7.3%	5,189	6.9%
Professional fees	2,480	3.7%	1,980	2.6%
Member & merchant marketing	1,317	1.9%	1,473	2.0%
Goodwill impairment	—	0.0%	1,554	2.1%
General and administrative	4,606	6.8%	6,352	8.5%
Provision to reserve for patent litigation settlement	1,000	1.5%	—	0.0%

Total operating expenses	20,212	29.9%	21,783	29.1%

Operating income	3,144	4.7%	(5,446)	-7.3%
Other expenses, net	277	0.4%	696	0.9%

Income before income tax provision (benefit)	2,867	4.2%	(6,142)	-8.2%
Income tax provision (benefit)	1,050	1.6%	(2,475)	-3.3%

Net income (loss)	1,817	2.7%	(3,667)	-4.9%

Net income (loss) per share
Basic	$0.07		$(0.14)
Diluted	$0.07		$(0.14)
Weighted average number of common and common equivalent shares
Basic	26,593		25,926
Diluted	26,823		25,926

April 27, 2006	Page 4 of 7

Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three months ended March 31, 2006			Three months ended March 31, 2005
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total
Number of qualified transactions	1,901	635	2,536	2,084	431	2,515
Average transaction amount	$47.54	$47.96	$47.65	$46.43	$56.21	$48.11

Qualified transaction amounts	$90,380	$30,456	$120,836	$96,763	$24,226	$120,989
Sales yield	69.2%	16.5%	55.9%	71.6%	22.7%	61.8%
Sales	$62,571	$5,031	$67,602	$69,258	$5,506	$74,764

Cost of dining credits	$34,943	$—	$34,943	$37,153	$—	$37,153
Processing fees	257	86	343	378	30	408

Total cost of sales	$35,200	$86	$35,286	$37,531	$30	$37,561

Provision for losses	$447	$—	$447	$8,328	$168	$8,496

Total member benefits	$6,865	$2,223	$9,088	$10,745	$2,408	$13,153

Net revenues	$20,059	$2,722	$22,781	$12,654	$2,900	$15,554

Definitions:

Qualified transaction amounts:	Represents the total dollar value of member transactions at participating merchants when a benefit is offered. Qualified transaction amounts are divided by the number of qualified transactions to arrive at the average transaction amount.

Sales yield:	Represents the percentage of qualified transaction amounts that Rewards Network reports as revenue. The percentage is based on each agreement between the merchant and Rewards Network.

Cost of dining credits:	Represents the amount of dining credits, at cost, redeemed by members when transacting at participating merchants when a benefit is offered. Under the Company’s Marketing Services Program, no dining credits are purchased by Rewards Network.

Provision for losses:	Represents the current period expense necessary to maintain an appropriate reserve against the Company’s dining credits portfolio. No provision applies to the Marketing Services Program, as the Company does not purchase dining credits under that program.

Total member benefits:	Represents the dollar value of benefits paid to members in Cashback RewardsSM, airline miles, or other benefit currencies, for dining at participating merchants.

April 27, 2006	Page 5 of 7

Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$34,807	$31,585
Short-term securities available for sale	25,425	—
Dining credits	119,532	142,218
Allowance for doubtful dining credits accounts	(18,042)	(21,192)
Excess of cost over net assets acquired	8,117	8,117
Total assets	196,000	190,887

Accounts payable - dining credits	8,212	8,434
Outstanding debt	70,000	70,000
Stockholders’ equity	97,230	94,188

	Three months ended March 31,
	2006	2005
Net cash provided by (used in):
Operations	$28,862	(4,495)
Investing	(26,187)	(374)
Financing	544	215

Reconciliation of Pro Forma Net Income

	Three Months Ended March 31,
	2006		2005
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
GAAP Net Income, as Reported	$2,867	$1,817	$(6,142)	$(3,667)
per diluted share		$0.07		$(0.14)

Pro Forma Adjustments to Net Income:
Goodwill Impairment	$—	$—	$1,554	$928
Severance Expense	650	412	1,583	945
Provision to Reserve for Patent Litigation Settlement	1,000	634	—	—
Pro Forma Adoption of FAS 123R	—	—	1,534	916

Subtotal, Pro Forma Adjustments	$1,650	$1,046	$4,671	$2,789
Net Income, Pro Forma	$4,517	$2,863	$(1,471)	$(878)
per diluted share		$0.11		$(0.03)

Notes:

•	Per share calculation assumes weighted average diluted shares of 26,823 and 25,926 for 2006 and 2005, respectively.

•	Tax effect of pro forma adjustments assumes tax rates of 36.6% for 2006 and 40.3% for 2005.

•	Had the Company adopted FAS 123R in 2005, it would have reported income due to the forfeiture of options held by executives no longer with the Company.

April 27, 2006	Page 6 of 7

Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Q1 2006	Q4 2005	Q3 2005	Q2 2005	Q1 2005
Sales Statistic Trends:
Marketing Credits Program sales	$62,571	$63,994	$65,533	$67,686	$69,258
Marketing Services Program sales	5,031	5,029	4,784	5,355	5,506

Total sales	$67,602	$69,023	$70,317	$73,041	$74,764

Sequential Percentage Change
Marketing Credits Program sales	-2.2%	-2.3%	-3.2%	-2.3%	-9.0%
Marketing Services Program sales	0.0%	5.1%	-10.7%	-2.7%	-6.4%
Total sales	-2.1%	-1.8%	-3.7%	-2.3%	-8.9%

Merchant Count Trends (period ending):
Marketing Credits Program merchants	7,362	7,955	8,464	8,764	8,790
Marketing Services Program merchants	2,160	2,002	1,795	1,612	1,517

Total merchants	9,522	9,957	10,259	10,376	10,307

Sequential Percentage Change
Marketing Credits Program merchants	-7.5%	-6.0%	-3.4%	-0.3%	-3.1%
Marketing Services Program merchants	7.9%	11.5%	11.4%	6.3%	5.8%
Total merchants	-4.4%	-2.9%	-1.1%	0.7%	-1.9%

Qualified Transaction Amounts Trends:
Marketing Credits Program	$90,380	$92,702	$93,887	$96,226	$96,763
Marketing Services Program	30,456	29,367	25,508	25,964	24,226

Total qualified transaction amounts	$120,836	$122,069	$119,395	$122,190	$120,989

Sequential Percentage Change
Marketing Credits Program	-2.5%	-1.3%	-2.4%	-0.6%	-7.3%
Marketing Services Program	3.7%	15.1%	-1.8%	7.2%	-7.1%
Total qualified transaction amounts	-1.0%	2.2%	-2.3%	1.0%	-7.3%

Sales Yield Trends:
Marketing Credits Program sales yield	69.2%	69.0%	69.8%	70.3%	71.6%
Marketing Services Program sales yield	16.5%	17.1%	18.8%	20.6%	22.7%
Total sales yield	55.9%	56.5%	58.9%	59.8%	61.8%

Member Activity Trends:
Member accounts active last 12 months	3,473	3,427	3,493	3,585	3,653
Number of qualified transactions during quarter	2,536	2,514	2,584	2,551	2,515

Cost of Dining Credits Trends:
Cost of dining credits	$34,943	$35,623	$36,297	$36,948	$37,153
Cost as % of Marketing Credits Program sales	55.8%	55.7%	55.4%	54.6%	53.6%

Dining Credits Portfolio and Allowance Trends:
Ending gross dining credits portfolio	$119,532	$142,218	$161,976	$173,583	$167,422
Net write-offs (gross write-offs less recoveries)	$3,738	$7,262	$6,456	$5,747	$9,103
Ending allowance for dining credits losses	$18,042	$21,192	$25,710	$24,944	$25,829
Allowance as % of gross dining credits	15.1%	14.9%	15.9%	14.4%	15.4%
Estimated months to consume dining credits *	10.3	12.0	13.4	14.1	13.5

*	Calculated as Ending Gross Dining Credits Portfolio / (Quarterly Cost of Dining Credits / 3)

April 27, 2006	Page 7 of 7